EXHIBIT 16.1

December 27, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

        We have been furnished with a copy of the response to Item 4.01 of the Form 8-K for the event that occurred on December 20, 2006, to be filed by our former client, Fog Cutter Capital Group, Inc. We agree with the statements made in response to Item 4.01 insofar as they relate to our Firm, however, we have no basis for commenting with respect to the Company's search for a new independent auditing firm in paragraph 3.

Very truly yours,
/s/ UHY LLP